STARFIGHTERS INTERNATIONAL

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (THE "Agreement") made and entered into this 1st day of October 2021 (the "Execution Date"),

In BETWEEN:

Starfighters International Inc., 1608 N Jasmine Ave, Tarpon Springs FL 34689 (the "Purchaser")

And

Hypersonic Group Inc., 7227 Captain Kidd Ave, Sarasota FL, 34231(the "Seller")

The seller is the owner of 22 J79-19 engines.

The purchaser desires to purchase 22 J79 engines.

IN CONCIDERATION OF and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

1. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US DOLLARS)

2. The seller agrees to sell, and the Purchaser agrees to purchase all the rights, title, interest, and property of the Seller for purchase price of $2,200,000.00 (USD, the "Purchase Price").

3. A deposit of $250,000 USD will be payable by December 31st, 2022. The balance of $1,950,000 USD will be payable on closing of this document.

4. All payments will be in the form of certified check, wire transfer, or bank draft of immediately available funds.

5. Representations and Warranties of the Seller

The seller warrants and represents to the purchaser as follows:

a. The seller is the owner in clear title of the J79-19 engines and the engines are free of any lean, incumbrance, security interest, charges, mortgages, pledges, or adverse claim or other restriction that would prevent the transfer of clear title to the purchaser.

b. The Seller is not bound by any agreement that would prevent any transactions connected to this agreement.

c. There is no legal action or suit pending against any party, to the knowledge of the Seller, that would materially affect this AGREEMENT.

d. The Purchaser is not bound by any agreement that would prevent any transactions connected with this agreement.

6. Representations and warranties of the Purchaser

The purchaser warrants and represents to seller as follows:

a. The purchaser is not bound by any agreement that would prevent any transaction connected with this agreement.

b. There is no legal action or suit pending against any party, to the knowledge of the purchaser, that would materially affect this agreement.

7. CLOSING

The closing of the purchase and sale of the J79-19 engines will take place on or before December 31, 2023, at the offices of the purchaser or at such other time and place as the seller and purchaser agree. At closing and upon the purchaser paying the balance of the purchase price in full to the seller, the seller will transfer to the purchaser the J79-19 engines.

8. EXPENSES

All parties agree to pay all their own costs and expenses in connection with this agreement.

9. FINDER'S FEES

No party to this agreement will pay any type of finder's fee to this agreement or to any other individual in connection to this agreement.

10. All parties to this Agreement warrant and represent that no investment banker or broker or other intermediary has facilitated the transaction contemplated by this Agreement and is entitled to a fee or commission in connection with said transaction. All parties to this Agreement indemnify and hold harmless all other parties to this Agreement in connection with any claims for brokerage fees or other commissions that may be made by any party pertaining to this Agreement.

11. GOVERNING LAW

The Purchaser and the Seller submit to the jurisdiction of the courts of the state of Florida for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement. This Agreement will be enforced or construed according to the laws of the State of Florida.

12. MISCELLANEOUS

Time is of the essence in this Agreement.

13. All warranties and representations of the Seller and Purchaser connected with this agreement will survive the Closing.

14. This Agreement will not be assigned neither in whole or in part by any party in this Agreement without written consent of the other party.

15. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

16. This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this agreement. Statements or representations which may have been made by any party to this agreement in the negotiations stages of this agreement may in some way be inconsistent with the final written agreement. All such statements are declared to be of no value in this agreement. Only the written terms of this agreement will bind the parties.

17. This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Seller and the Purchaser and their respected successors, assigns, executors, administrators, beneficiaries, and representatives.

18. Any notices and delivery required here will be deemed completed when hand-delivered, delivered by agent or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this agreement or as the parties may later designate in writing.

19. All the rights, remedies, and benefits provided by this agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

IN WITNESS WHEREOF the Seller and Purchaser have affixed their signatures under hand and seal on this 1st day of October, 2021.

HYPERSONIC GROUP INC.
(Seller)

Per	/s/ Rick Svetkoff	(Seal)
President

STARFIGHTERS INTL. INC.
(Purchaser)

Per	/s/ Rick Svetkoff	(Seal)
President